Exhibit 16.1

March 13, 2012
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01(a) of Annaly Capital Management, Inc.’s Form 8-K dated March 13, 2012, and have the following comments:

1. We agree with the statements made in the second, third and fourth paragraphs.

2. We have no basis on which to agree or disagree with the statement made in the first paragraph.

We read Item 4.01 (b) of Annaly Capital Management, Inc.’s Form 8-K dated March 13, 2012 and have no basis on which to agree or disagree with the statements made in Item 4.01(b).

Yours truly,

/s/ Deloitte & Touche LLP

New York, New York